FOR IMMEDIATE RELEASE

NORFOLK SOUTHERN RELEASES WHITE PAPER FROM
FORMER SURFACE TRANSPORTATION BOARD COMMISSIONERS

Former Commissioners Francis Mulvey and Charles Nottingham
Agree with the Norfolk Southern Board of Directors that the STB Would Be Highly Unlikely to Approve a Voting Trust or the Transaction Proposed by Canadian Pacific

NORFOLK, Va., Dec. 7, 2015 -- Norfolk Southern Corporation (NYSE: NSC) (the “Company") today announced that former Surface Transportation Board (“STB”) commissioners Francis Mulvey and Charles Nottingham have carefully reviewed voting trust issues and the merger transaction proposed by Canadian Pacific (TSX:CP) (NYSE:CP) and agree with the Norfolk Southern board of directors that both would be highly unlikely to be approved by the STB.

“The Norfolk Southern board is committed to creating value for shareholders and exploring all bona fide opportunities to enhance value,” said Chairman, President and CEO James A. Squires. “In that regard, the Company retained nationally recognized regulatory counsel and former STB commissioners to carefully evaluate the regulatory landscape under the 2001 merger rules. The former STB commissioners have concluded that the STB would be highly unlikely to approve a voting trust structure or the merger transaction, as neither would be in the public interest. The Norfolk Southern board remains confident that the continued execution of its strategic plan is superior to Canadian Pacific’s grossly inadequate and high-risk proposal.”

The following is the text of the white paper from the former STB commissioners.

Regulatory Review of Proposed CP+NS Merger

Having formerly served as Chairmen of the Surface Transportation Board (“STB”), we have unique insights regarding how the STB would review the proposed CP+NS merger and any related voting trust mechanism. We publish this white paper to share these insights.

Out of respect for the independent professional judgment of the current members of the STB, we are not attempting to speak on behalf of our former agency. Rather, having been confronted with much misinformation about how the STB is likely to review the proposed voting trust and merger, we feel compelled to correct the record.

As simple background, rail carriers cannot assume control of another carrier without prior STB approval. The STB’s approval process can last between 19 and 22 months. Current STB regulations, adopted in 2001, set a high bar for approval of a proposed major merger and related voting trust based on an untested public interest standard. In our expert opinions, the STB is not likely to approve CP’s proposed voting trust or the CP+NS merger.

Voting Trust Approval

STB voting trust regulations have become far more stringent. In the past, the STB routinely and informally permitted carriers to acquire controlling stakes in other carriers using a voting trust, provided that the trustee was independent. This is no longer the case under current STB regulations. A voting trust to be used in conjunction with a proposed major merger (such as CP+NS) now must receive formal STB approval before it is implemented. The STB approval process includes a public comment period where interested stakeholders can object to the proposed use of a voting trust. And, the STB’s current approval standard is quite demanding. As was true under the old regulations, the trustee must be independent and the trust must prevent premature, unlawful control; but now under the new regulations, use of the trust also must be in the public interest. CP’s voting trust would be the first trust reviewed under the STB’s new regulations.

If the reports we have read are correct, CP seems to think it can use a voting trust to begin implementing its business plan for NS (“Plan”) during the STB’s merger review process and prior to formal STB approval of the merger. This would directly violate the express statutory bar against a premature exercise of common control. CP cannot assume control of NS, by any means, until the STB approves the merger – even if a voting trust is used. This conclusion applies regardless of the specific scheme CP might use. No matter how CP executives are put in charge of NS management before the merger is approved, the STB likely would not be fooled into thinking that CP and NS are operating independently.

Further, if CP begins to implement its Plan prior to formal STB review and approval of the merger, CP essentially would usurp and preempt the STB’s exclusive jurisdiction to review and approve that Plan and the other effects of the merger. The STB might not take kindly to this circumvention.

Even if CP does not use a voting trust to begin implementing its Plan and exercising control over NS prematurely, we have grave doubts that the STB would find any voting trust to be in the public interest. Because the public interest standard is completely new, even as former Chairmen of the STB, we cannot predict this outcome with certainty. However, we struggle to identify any public interest justifications for CP’s voting trust. It is far easier to identify the public interest harms from holding NS in voting trust limbo for nearly 2 years, which could include compromised service for shippers, reduced investments in rail infrastructure and network capacity, and disruptions for NS labor interests.

The STB also could view approval of any voting trust as triggering a domino effect. Under the current STB merger regulations, as discussed below, the Board must consider likely downstream effects as rival carriers react to a proposed merger. When the BNSF+CN merger was proposed in 1999, other Class 1 carriers notified the STB that they would find it necessary to respond in kind. Accordingly, the STB presumes that any major rail merger (such as CP+NS) will trigger further industry consolidation resulting in just two transcontinental carriers, with adverse effects for competition and rail service for shippers. As such, the STB could try to stop the first domino from falling – by rejecting CP’s voting trust.

Merger Approval

As with the voting trust regulations, STB merger regulations have become far more stringent. The current regulations eliminate the historical, longstanding presumption favoring rail industry consolidation. As then-Chairman Linda Morgan testified in a June 2001 Senate subcommittee hearing on the STB’s new merger rules:

The old rules said that mergers would be approved unless. The new rules say mergers will be approved only if. Our new rules clearly reflect a greater skepticism about the benefits of future mergers and a greater concern about the potential harm of further consolidation. . . . And it is my hope that, in raising the bar, these rules will remind the railroads to take care of business with the systems they now have and to stop viewing mergers as the only way to go.

The proposed CP+NS merger would be the first merger reviewed under the STB’s new regulations.

As in the voting trust review process, there is substantial regulatory uncertainty and risk in the merger review process. Again, the STB approval process includes a public comment period where interested stakeholders can object to a proposed merger. And, the STB has broad discretion to determine if a proposed merger is in the public interest. Under STB regulations, mergers are in the public interest only if substantial and demonstrable gains in key benefits – such as improved service and safety, enhanced competition, and greater economic efficiency – outweigh anticompetitive effects, potential service disruptions, or other merger-related harms.

In the words of former Chairman Morgan, merger applicants have a high bar to clear, including: demonstrating how the merger would enhance competition; addressing the impacts of the merger in conjunction with potential further rail industry consolidation; providing a full-system operating plan in a cross-border merger as well as robust safety and service plans; and proposing conditions that would spring into effect if the merger benefits are not realized or if the STB approves further rail industry consolidation.

The STB can outright reject a proposed merger, or it can approve a proposed merger with conditions designed to safeguard the public interest and to stimulate effective competition. Typical conditions relate to environmental mitigation, labor protection, and safety and service.

CP+NS Merger Review

Based on our collective experience with prior STB determinations under public interest standards, the STB likely would not approve the proposed CP+NS merger. There is every reason to expect substantial opposition to the merger from other railroads, shippers, labor interests, and community and environmental groups. Especially in this context, it is hard to see any public interest justifications for the CP+NS merger, and the STB could view CP’s claims with a large grain of salt.

(1) Chicago Congestion. Based on publicly available traffic data, there are limited opportunities for CP and NS to reroute traffic away from Chicago.

(2) Terminal Access and Bottleneck Proposals. The STB currently is considering whether open access would increase competitive rail options for shippers. It appears that CP has proposed a voluntary and unilateral open access condition to attempt to show that the merger would enhance competition. Even if this were enough to entice STB approval, the STB would have to define many elements of this open access proposal to make sure that it actually enhances competition in practice. And, open access would destroy value from reduced revenues and degrade service from increased operating complexities and costs.

(3) Improved Metrics. CP claims that it can improve NS’s operating ratio, but this is irrelevant to the STB’s review. Improved metrics can be achieved absent a merger, as demonstrated by CP’s own record. Further, the dramatic reductions in NS’s network and asset base that CP has proposed to improve NS’s metrics might not be in the public interest. Such reductions could disenfranchise shippers by eliminating key service products; compromise CP+NS’s ability to withstand operational or service disruptions; impair CP+NS’s ability to sustain future traffic growth; and overall, impede the national interest in a robust transportation network.

On the other side of the ledger, the STB likely would find significant harms from the CP+NS merger. Most importantly, the proposed merger would trigger a final wave of industry consolidation. As noted above, this is an entirely new consideration in the STB’s merger review. We strongly believe that the STB would be disinclined to allow railroads to merge down to just two transcontinental carriers, especially in the current climate where all of the large railroads are financially healthy, investing substantially in infrastructure, and providing generally good service.

Further, in our experience, rail mergers typically have resulted in substantial and lengthy service disruptions. The CP+NS merger would be no different. In fact, the proposed merger could create multiple stages of service disruptions – during the voting trust period, during merger implementation, during follow-on competitive responses to the merger, and during further industry consolidation.

Even if the STB were to approve the proposed merger, such approval should be expected to come with a huge price tag in the form of conditions. The merger review process provides the STB with the jurisdiction and authority to regulate carriers in ways that would otherwise exceed its authority. In addition to conditions regarding competition and potential further rail industry consolidation, the STB could impose other burdensome and expensive conditions.

(1) Environmental Mitigation Conditions. Since our tenures at the STB, community and environmental groups have become increasingly sophisticated and politicized. For example, several local municipalities in the suburbs of Chicago were successful in petitioning the STB for environmental and highway traffic congestion mitigation conditions in the CN/EJ&E transaction in 2008. In CN/EJ&E, total mitigation costs amounted to $160 million – more than 50% of the transaction price; and STB oversight continues to this day – nearly 7 years after formal STB approval. CP+NS should expect similarly burdensome and expensive environmental mitigation conditions, especially given their crude oil traffic volumes.

(2) Labor Protection Conditions. The STB would impose New York Dock labor protection, requiring payments to certain employees who lose their job as a result of the merger. If the reports we have read are correct, CP’s Plan includes extensive headcount reductions, so labor protection benefits likely would represent a huge cost for CP+NS.

(3) Service Conditions. Given historical service problems from mergers, the STB might impose conditions related to service levels, such as the frequency with which cars will be delivered to and picked up from shippers, or other conditions to address shipper concerns. Such service conditions necessarily would threaten CP+NS’s freedom to structure its operations.

Conclusion

Current STB regulations set a high bar for approval of CP’s proposed voting trust and merger based on an untested public interest standard. While no one can predict with absolute certainty what the STB will decide, we believe, based on our review of the public record, that the STB is unlikely to approve CP’s proposed voting trust and the CP+NS merger.

/s/	/s/

Francis P. Mulvey	Charles D. Nottingham

About Francis P. Mulvey
Dr. Mulvey has been President of ITER Associates, a transportation consulting firm in Bethesda, Maryland, since January 2014. Prior to assuming his current position, Dr. Mulvey served on the STB from 2004 to 2013. Dr. Mulvey served as Acting Chairman of the STB from March 2009 until August 2009, and he served as Vice Chairman of the STB from January 2012 to January 2013.

During his career, Dr. Mulvey has held various legislative positions, in which he was responsible for all railroad legislative matters for the Ranking Democratic Member of the Committee and served as advisor to the Ranking Member on overall transportation-policy issues.

About Charles D. Nottingham
Mr. Nottingham served on the STB from 2006 to 2011. Mr. Nottingham served Chairman of the STB from August 2006 until March 2009, and he was designated Vice Chairman of the STB in January 2011.

During his career, Mr. Nottingham has worked closely with the freight rail, energy, agriculture, motor carrier, moving and storage, automotive and chemical industries.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, as amended, including but not limited to statements regarding the indication of interest made by Canadian Pacific Railway Limited. In some cases, forward-looking statements may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements are made as of the date they were first issued and reflect the good-faith evaluation of the Company’s management of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, including future actions that may be taken by Canadian Pacific Railway Limited in furtherance of its unsolicited proposal. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2014, as well as the Company’s other public filings with the SEC, may cause our actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise, unless otherwise required by applicable securities law.

Contacts:
Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

Or

Joele Frank / Dan Katcher / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449